Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FIRST-QUARTER 2007 RESULTS

— Reaffirms earnings projections for 2007 —

LAKE FOREST, Ill., May 9, 2007 — Hospira, Inc. (NYSE: HSP), a leading global hospital products company, today reported results for the first quarter ended March 31, 2007.

•                  Net sales increased 17.8 percent to $782.8 million in the first quarter. Excluding two months of sales contribution from the Mayne Pharma acquisition, net sales grew 0.8 percent.

•                  Adjusted* first-quarter diluted earnings per share were $0.59 versus $0.63 in the first quarter last year.

•                  The GAAP first-quarter 2007 loss per diluted share was $0.19 and includes $0.74 of expenses related to the acquisition of Mayne Pharma during the quarter. GAAP diluted earnings per share in the first quarter of 2006 were $0.49.

“Hospira’s year is off to a good start,” said Christopher B. Begley, chief executive officer. “We continued to advance the business during the quarter and remain on track with our earnings expectations for the full year. We also completed the acquisition of Mayne Pharma, a significant move that expands our global leadership position in generic injectable pharmaceuticals, and our integration efforts are now fully in motion. We continue to believe that 2007 will mark another year of significant progress for Hospira, as we build on the momentum we’ve created by executing our growth strategies.”

First-quarter Financial Highlights

The following table highlights net sales, net income and diluted earnings (loss) per share results for the quarter ended March 31, 2007, which also includes the financial results for Mayne Pharma for Feb. 2 through March 31, 2007.

In $ millions, except per share amounts	GAAP Three Months Ended March 31			Adjusted* Three Months Ended March 31
	2007	2006	% Change	2007	2006	% Change
Net Sales	$782.8	$664.3	17.8%	n/a	n/a	n/a
Net Income (Loss)	$(29.4)	$80.2	nm	$93.9	$103.2	(9.1)%
Diluted EPS	$(0.19)	$0.49	nm	$0.59	$0.63	(6.3)%

The primary components of the year-over-year increase in net sales for the first quarter are as follows:

•                  Mayne Pharma acquisition — a favorable 17.0 percentage points;

•                  Favorable foreign currency translation — 0.4 percentage point; and

•                  Favorable pricing in the U.S. — 0.3 percentage point.

A schedule detailing sales by product line for the first quarters of 2007 and 2006 is attached to this press release.

First-quarter 2007 results under U.S. Generally Accepted Accounting Principles (GAAP) include $133.0 million of pre-tax expenses related to the Feb. 2 Mayne Pharma acquisition. The expenses include charges associated with acquired in-process research and development (R&D); inventory step-up, which is the excess of fair value relative to book value of certain inventory on hand at the date of the acquisition; amortization of intangibles; and integration and other acquisition-related costs.

GAAP results for the first quarters of 2007 and 2006 also include costs related to Hospira’s manufacturing optimization initiatives, non-recurring transition expenses in 2006 relating to Hospira’s spin-off from Abbott Laboratories and other items as detailed in the schedules attached to this press release.

Significant First-quarter Events

•                  Completed the acquisition of Mayne Pharma, an Australia-based specialty injectable pharmaceuticals company, for a total transaction value of approximately US$2.1 billion. As a result of the acquisition, Hospira is now the global leader in specialty generic injectable pharmaceuticals.

•                  Announced a new commercial leadership structure to foster a stronger global perspective, reinforce Hospira’s connection to customers and establish a solid foundation for future growth. The new structure includes three regional presidents, and two presidents driving global strategy and growth in the key business areas of pharmaceuticals and devices.

•                  Successfully completed a $1.425 billion debt offering, with bond maturities ranging from three to 10 years. Hospira used the proceeds to finance the majority of the Mayne Pharma acquisition.

•                  Announced collaborations with several leading hospital information system providers to establish communications interfaces between their technologies and Hospira’s medication management solutions.

Additional First-quarter Information

In conjunction with the previous table, the following summarizes the financial results for the quarter ended March 31, 2007:

In $ millions	GAAP Three Months Ended March 31			Adjusted* Three Months Ended March 31
	2007	2006	% Change	2007	2006	% Change
Gross Profit	$274.5	$244.8	12.2%	$316.7	$263.6	20.1%
R&D Expense	$43.5	$31.0	40.4%	$43.4	$29.1	49.2%
Acquired In-process R&D	$84.8	—	nm	—	—	—
S,G&A Expense	$131.9	$101.8	29.5%	$122.8	$91.2	34.7%
Income from Operations	$14.4	$112.0	(87.2)%	$150.5	$143.4	5.0%

Statistics
Gross Margin	35.1%	36.9%		40.5%	39.7%
R&D as % of Sales	5.6%	4.7%		5.5%	4.4%
S,G&A as % of Sales	16.8%	15.3%		15.7%	13.7%
Operating Margin	1.8%	16.9%		19.2%	21.6%

The improvement in adjusted* gross margin was attributable primarily to better product mix in Hospira’s legacy business, the inclusion of Mayne Pharma in consolidated results, and a $4.6 million benefit from an insurance settlement relating to a business interruption at a Hospira facility during 2004. Partially offsetting these factors were lower production volumes and the related impact on manufacturing activity, as well as higher freight and distribution costs, mainly in the International segment.

The inclusion of Mayne Pharma accounted for the majority of the increase in adjusted* R&D expense. Larger investments in drug development programs also contributed to the increase.

The higher adjusted* Selling, General and Administrative (S,G&A) expense was driven primarily by the addition of Mayne Pharma, as well as by higher, ongoing, incremental costs associated with establishing Hospira’s international infrastructure.

The decrease in adjusted* operating margin was due to the higher R&D and S,G&A expenses, which more than offset the increase in adjusted* gross margin.

Cash Flow

Cash flow from operations for the first quarter of 2007 was $49.8 million, down from $130.5 million in 2006. The decrease in cash flow relates in part to significant payments made on acquired Mayne Pharma liabilities, including merger advisory fees; higher interest expense; and acquisition-related expenses.

Capital expenditures were $51.9 million for the first quarter of 2007, compared with $76.0 million for the same period in 2006. The decrease relates mainly to lower spending in 2007 related to manufacturing optimization initiatives and to the completion of the build-out of the company’s independent infrastructure in 2006.

2007 Projections

Hospira continues to project that net sales for the 2007 year will be in the $3.40 billion to $3.48 billion range, representing growth of approximately 26 to 29 percent. The company’s net sales growth projections, excluding Mayne Pharma sales, remain between 3 and 5 percent.

Hospira also continues to project that adjusted* diluted earnings per share for 2007 will be in the range of $2.11 to $2.16. The reconciliation between the projected adjusted* and GAAP-basis diluted earnings per share is:

Diluted earnings per share — adjusted*	$2.11 – $2.16

Estimated charges related to previously announced manufacturing optimization initiatives (mid-point of an estimated range of $0.13 to $0.17 per diluted share range for 2007)	($0.15)

Estimated integration and other acquisition-related expenses (mid-point of an estimated range of $0.18 to $0.22 per diluted share range for 2007)	($0.20)

Estimated purchase-accounting charges, which include acquired in-process R&D and inventory charges, resulting from the Mayne Pharma acquisition (mid-point of an estimated range of $0.74 to $0.76 per diluted share range for 2007)	($0.75)

Estimated $46 million for the amortization of intangibles related to the Mayne Pharma acquisition (11 months of 2007)	($0.19)

Diluted earnings per share — GAAP basis	$0.82 – $0.87

Hospira expects to incur approximately $95 million to $110 million of cash expenditures related to the Mayne Pharma acquisition over the two-year period following the close of the acquisition on Feb. 2, 2007. Of these, the company expects to record approximately $60 million to $75 million as expense on the consolidated statements of income, with $45 million to $55 million estimated in 2007. The remainder of the cash expenditures relate to capital projects and purchase accounting items, such as severance.

Hospira now expects cash flow from operations in 2007 to be in the $450 million to $500 million range, a decrease of $50 million from its previous projection. The company’s assumptions about the level of cash on the balance sheet at the end of 2007 remain unchanged. The decrease in the cash flow from operations projection relates primarily to significant payments made on acquired Mayne liabilities. These liabilities were paid with the higher-than-expected level of cash acquired at the time of the closing of the acquisition, which is reflected in the net amount of the acquisition reported under the “Cash Flow Used in Investing Activities” section of the consolidated statements of cash flows.

The company continues to expect capital expenditures to range between $230 million and $260 million in 2007. The company anticipates that depreciation and amortization will range between $230 million and $240 million, which includes amortization of $46 million related to the Mayne Pharma acquisition.

*Use of Non-GAAP Financial Measures

Non-GAAP financial measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

The 2006 adjusted diluted earnings per share figure of $0.63 differs from the adjusted diluted earnings per share of $0.62 reported in the first quarter of 2006. The difference relates to a reclassification made in the second quarter of 2006 of certain first-quarter costs, which were determined to be non-recurring transition costs associated with the spin-off from Abbott, rather than ongoing costs. The reclassification had an impact of less than one penny on first-quarter 2006 adjusted diluted earnings per share. This reclassification also affected first-quarter 2006 gross margin, income from operations and net income.

Webcast

A conference call for investors and media will be held at 8 a.m. Central Time on Wednesday, May 9, 2007. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup for receiving the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. In February 2007, Hospira acquired Mayne Pharma Limited to become the world leader in specialty generic injectable pharmaceuticals. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care and oncology injectables, which help address the high cost of proprietary pharmaceuticals; and integrated solutions for medication management and infusion therapy. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 15,000 employees worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, statements regarding the financial impact of the acquisition of Mayne Pharma and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, filed with the Securities and Exchange Commission, which is incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Lynn McHugh
(224) 212-2276	(224) 212-2363

Shannon Wong
(224) 212-2003

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended March 31
	2007	2006	% Change
Net sales	$782,798	$664,294	17.8
Cost of products sold	508,249	419,498	21.2
Gross Profit	274,549	244,796	12.2

Research and development	43,511	31,001	40.4
Acquired in-process research and development	84,800	—	nm
Selling, general and administrative	131,863	101,794	29.5
Income From Operations	14,375	112,001	(87.2)

Interest expense	30,522	7,657	298.6
Other (income), net	(703)	(4,746)	(85.2)
Income (Loss) Before Income Taxes	(15,444)	109,090	(114.2)

Income tax expense	13,912	28,907	(51.9)
Net Income (Loss)	$(29,356)	$80,183	(136.6)

Earnings Per Common Share:
Basic	$(0.19)	$0.50	(138.0)
Diluted	$(0.19)	$0.49	(138.8)

Weighted Average Common Shares Outstanding:
Basic	156,076	160,933	(3.0)
Diluted	158,357	164,345	(3.6)

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31								% Change vs.
	2007				2006				Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments (1)		Adjusted (1)	GAAP	Adjusted
Net sales	$782,798	$—		$782,798	$664,294	$—		$664,294	17.8	17.8
Cost of products sold	508,249	(42,118	) A	466,131	419,498	(18,828	) H	400,670	21.2	16.3
Gross Profit	274,549	42,118		316,667	244,796	18,828		263,624	12.2	20.1

Research and development	43,511	(152	) B	43,359	31,001	(1,934	) I	29,067	40.4	49.2
Acquired in-process research and development	84,800	(84,800	) C	—	—	—		—	nm	nm
Selling, general and administrative	131,863	(9,033	) D	122,830	101,794	(10,608	) I	91,186	29.5	34.7
Income From Operations	14,375	136,103		150,478	112,001	31,370		143,371	(87.2)	5.0

Interest expense	30,522	(2,265	) E	28,257	7,657	—		7,657	298.6	269.0
Other (income), net	(703)	(5,653	) F	(6,356)	(4,746)	—		(4,746)	(85.2)	33.9
Income (Loss) Before Income Taxes	(15,444)	144,021		128,577	109,090	31,370		140,460	(114.2)	(8.5)

Income tax expense	13,912	20,804	G	34,716	28,907	8,313	J	37,220	(51.9)	(6.7)
Net Income (Loss)	$(29,356)	$123,217		$93,861	$80,183	$23,057		$103,240	(136.6)	(9.1)

Earnings Per Common Share:
Basic	$(0.19)	$0.79		$0.60	$0.50	$0.13		$0.63	(138.0)	(4.8)
Diluted	$(0.19)	$0.78		$0.59	$0.49	$0.14		$0.63	(138.8)	(6.3)

Weighted Average Common Shares Outstanding:
Basic	156,076	156,076		156,076	160,933	160,933		160,933	(3.0)	(3.0)
Diluted	158,357	158,357		158,357	164,345	164,345		164,345	(3.6)	(3.6)

(1) As described in this press release, an additional $1.8 million was reclassified as non-recurring transition costs and is recorded in cost of products sold.

Statistics (as a% of Total Net Sales, except for income tax rate)

Gross Profit	35.1%			40.5%	36.9%			39.7%

R&D	5.6%			5.5%	4.7%			4.4%

SG&A	16.8%			15.7%	15.3%			13.7%

Income From Operations	1.8%			19.2%	16.9%			21.6%

Income (Loss) Before Income Taxes	-2.0%			16.4%	16.4%			21.1%

Net Income (Loss)	-3.8%			12.0%	12.1%			15.5%

Income tax rate	-90.1%			27.0%	26.5%			26.5%

A -- Includes inventory step-up charge of $21,408 and intangible assets amortization of $8,428 related to the Mayne Pharma acquisition; costs of $10,838 related to the planned closures of the Donegal, Ireland; Ashland, OH; Montreal, Canada; and North Chicago, IL facilities as part of Hospira's manufacturing optimization initiatives; and Mayne Pharma integration costs of $1,444.

B -- Acquisition integration costs.

C -- Acquired in-process research and development related to the acquisition of Mayne Pharma.

D -- Acquisition integration costs.

E -- Other acquisition-related cost: bridge loan fees incurred as a result of the Mayne Pharma acquisition expensed upon refinancing of loan during the first quarter.

F -- Other acquisition-related cost: foreign exchange losses related to the Mayne Pharma acquisition.

G -- Reflects the tax effect of the above adjustments, except for the non-tax deductible write-off of acquired in-process research and development related to the Mayne Pharma acquisition.

H -- Includes costs of $16,059 related to the planned closures of the Donegal, Ireland; Ashland, OH; Montreal, Canada; and North Chicago, IL facilities as part of Hospira's manufacturing optimization initiatives; and non-recurring transition costs of $2,769.

I -- Non-recurring transition costs.

J -- Reflects the tax effect of the above adjustments.

Hospira, Inc.

Reconciliation of Earnings Per Share

(Unaudited)

	Three Months Ended March 31
	2007	2006

Diluted Earnings Per Common Share - GAAP	$(0.19)	$0.49

Adjustments:
Acquired in-process research and development — Mayne Pharma	0.54	—

Inventory step-up charge — Mayne Pharma acquisition	0.09	—

Integration and other acquisition-related costs	0.07	—

Intangible assets amortization — Mayne Pharma acquisition	0.04	—

Charges related to manufacturing optimization initiatives	0.04	0.07

Non-recurring transition costs	—	0.07

Subtotal of Adjustments	0.78	0.14

Diluted Earnings per Common Share - Adjusted	$0.59	$0.63

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

Assets	March 31 2007	December 31 2006

Current Assets:
Cash and cash equivalents	$250,220	$322,045
Net trade receivables	536,977	335,334
Inventories	833,321	626,934
Prepaid expenses, deferred income taxes and other receivables	223,230	238,577
Total Current Assets	1,843,748	1,522,890

Net property and equipment	1,242,967	1,039,431
Intangible assets, net of amortization	527,679	17,103
Goodwill	1,202,226	91,857
Deferred income taxes	39,023	76,367
Investments	40,190	31,341
Other assets	78,688	68,598
Total Assets	$4,974,521	$2,847,587

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$101,088	$4,532
Trade accounts payable	182,187	130,968
Salaries payable and other accruals	487,283	470,726
Total Current Liabilities	770,558	606,226
Long-term debt	2,525,356	702,044
Post-retirement obligations, deferred income taxes and other long-term liabilities	309,842	178,228
Commitments and Contingencies
Total Liabilities	3,605,756	1,486,498
Total Shareholders’ Equity	1,368,765	1,361,089
Total Liabilities and Shareholders’ Equity	$4,974,521	$2,847,587

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2007	2006

Cash Flow From (Used in) Operating Activities:

Net (loss) income	$(29,356)	$80,183
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	41,230	37,137
Amortization of intangibles	9,240	482
Write-off of acquired in-process research and development	84,800	—
Stock-based compensation expense	7,154	6,511
Changes in assets and liabilities—
Trade receivables	(7,093)	(32,815)
Inventories	12,869	(50,929)
Prepaid expenses and other assets	(4,144)	(3,109)
Trade accounts payable	5,080	46,232
Other liabilities	(64,256)	20,452
Other, net	(5,698)	26,387
Net Cash From Operating Activities	49,826	130,531

Cash Flow From (Used in) Investing Activities:

Acquisitions of property and equipment	(51,854)	(75,986)
Acquisition of Mayne Pharma, net of cash acquired	(1,961,285)	—
Settlements of foreign currency contracts	(41,250)	—
Proceeds from dispositions of product rights	13,771	—
Purchase of intangibles and other investments	—	(12,045)
Net Cash (Used in) Investing Activities	(2,040,618)	(88,031)

Cash Flow From (Used in) Financing Activities:

Issuance of long-term debt, net of fees paid	3,335,708	—
Repayment of long-term debt	(1,437,541)	(44)
Other borrowings, net	(391)	9
Payment to Abbott for international assets	—	(26,129)
Common stock repurchased	—	(224,793)
Excess tax benefit from stock-based compensation arrangements	254	2,430
Proceeds from stock options exercised	15,647	16,574
Net Cash From (Used in) Financing Activities	1,913,677	(231,953)

Effect of exchange rate changes on cash and cash equivalents	5,290	635

Net change in cash and cash equivalents	(71,825)	(188,818)
Cash and cash equivalents at beginning of period	322,045	520,610
Cash and cash equivalents at end of period	$250,220	$331,792

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2007	2006	% Change
U.S. —

Specialty Injectable Pharmaceuticals	$205,759	$185,236	11.1
Medication Delivery Systems	212,981	213,026	0.0
Injectable Pharmaceutical Contract Manufacturing	41,226	52,102	(20.9)
Sales to Abbott Laboratories	17,151	24,381	(29.7)
Mayne Pharma	21,059	—	nm
Other	70,832	74,449	(4.9)

Total U.S.	569,008	549,194	3.6

International —

Sales to Third Parties	106,565	99,293	7.3
Sales to Abbott Laboratories	15,489	15,807	(2.0)
Mayne Pharma	91,736	—	nm

Total International Sales	213,790	115,100	85.7

Consolidated Net Sales	$782,798	$664,294	17.8

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	Net Sales			Income from Operations
	2007	2006	% Change	2007		2006	% Change
U.S.	$569,008	$549,194	3.6	$43,357	A	$114,045A	(62.0)

International	213,790	115,100	85.7	(9,891	) B	11,914B	(183.0)

Total reportable segments	$782,798	$664,294	17.8	33,466		125,959	(73.4)

Corporate functions				(19,091	) C	(13,958) C	36.8
Income from operations				14,375		112,001	(87.2)
Other, net				(29,819	) D	(2,911)	nm
Income (loss) before income taxes				$(15,444)		$109,090	(114.2)

Included in the reported Income before income taxes above, are the following costs:

A — U.S.
Costs related to the planned closures of the Ashland, OH and North Chicago, IL facilities				$8,360		$8,025

Acquired in-process research and development — Mayne Pharma				66,300		—
Inventory step-up charge— Mayne Pharma acquisition				5,172		—
Intangible assets amortization — Mayne Pharma acquisition				2,180
Integration and other acquisition-related costs				4,397		—
Non-recurring transition costs				—		9,310
Total U.S.				$86,409		$17,335

B — International
Acquired in-process research and development — Mayne Pharma				18,500		—
Inventory step-up charge— Mayne Pharma acquisition				16,236		—
Intangible assets amortization — Mayne Pharma acquisition				6,248
Costs related to the announced closures of the Donegal, Ireland and Montreal, Canada facilities				2,478		8,034
Integration costs - Mayne Pharma				301		—
Non-recurring transition costs				—		4,794
Total International				$43,763		$12,828

C — Corporate
Integration and other acquisition-related costs				5,931		—
Non-recurring transition costs				—		1,207
Total Corporate				$5,931		$1,207

D — Other, net
Integration and other acquisition-related costs				7,918		—
Total Other, net				$7,918		$—

Total				$144,021		$31,370